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                      January 13, 2023

       Sunandan Ray
       Chief Executive Officer
       Unique Logistics International, Inc.
       154-09 146th Avenue
       Jamaica, NY 11434

                                                        Re: Unique Logistics
International, Inc.
                                                            From 10-K for the
Fiscal Year ended May 31, 2022
                                                            Filed September 13,
2022
                                                            File No. 000-50612

       Dear Sunandan Ray:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation